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                                                                 Exhibit 10.13

REALNAMES INC.                         2735 Byron Street
                                       Palo Alto
                                       CA 94306
                                       USA

                                       Tel: 415-323-5365




April 17, 1997

Nicolas Popp
196 Santa Monica Avenue
Palo Alto
CA 94025

Dear Nico

Further to our recent conversations we would like to offer you the position of Director of Engineering in RealNames Inc. You will be responsible for the development of the Go! Service and other future services.
You will report to me.

Your annual salary will be $130,000 payable bi-weekly. You will be offered the right to purchase 100,000 shares of RealNames Inc. common stock at $0.10 per share under the employee stock purchase plan. 25,000 shams will vest on the first anniversary of your hire date. The remainder will vest quarterly over the following three years.

Each of us will have the right to terminate your employment at will.

Your start date is Monday May 5, 1997, unless otherwise agreed. On the first date of your employment you will be required to sign an employee confidentiality and proprietary rights agreement.

Please advise us in writing of your acceptance of our offer no later than 28 April 1997.

Nico, we look forward to you joining the company and playing an important part in a great project.

Sincerely,

/s/ Jean-Marie Hullot

Jean-Marie Hullot
Chief Technology Officer

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I accept this offer.

Signed:

/s/ Nico Popp

Nico Popp
Date: 4/20/97